                           CERTIFICATE OF AMENDMENT
                                     TO THE
            SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION,
         PREFERENCES AND RIGHTS OF THE SERIES B REDEEMABLE CONVERTIBLE
 PREFERRED STOCK AND THE SERIES B NON-VOTING REDEEMABLE CONVERTIBLE PREFERRED
                                   STOCK OF
                         PHYSICIAN HEALTH CORPORATION


     Physician Health Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

     FIRST: That, pursuant to actions adopted by unanimous written consent of the Board of Directors of the Corporation (the "Board") on January 23, 1998 in accordance with Section 141 of the General Corporation Law of the State of Delaware, the Board has duly adopted the following resolution in accordance with
Section 242 of the General Corporation Law of the State of Delaware:

     RESOLVED:  That the Board declares it advisable and in the best interest of the Corporation that the Second Amended and Restated Certificate of Designation, Preferences and Rights of the Series B Redeemable Convertible Preferred Stock and the Series B Non-Voting Redeemable Convertible Preferred Stock to the Certificate of Incorporation of the Corporation be amended so that the following language is added at the end of Section 3.3:

                "Notwithstanding the foregoing, in the event the Company closes an underwritten initial public offering of Common Stock registered under the Securities Act of 1933 (a) on or prior to the earlier of (i) the date immediately prior to the earliest date on which any party may request the Equity Payment (as defined therein) pursuant to the Equity Call Agreement dated as of June 16, 1997 among the Company, Metroplex Hematology/Oncology Associates, L.P., and the investors party thereto, as amended, and (ii) June 30, 1998; and (b) at a price to the public of not less than $4.25 per share (prior to adjustment for any stock splits, stock dividends or similar recapitalization transactions after January 1, 1998), the provisions of this Section 3.3 shall be terminated and shall have no force and effect."

     SECOND: That such amendment has been consented to and authorized by written consent of the holders of at least 90% of the Series B Redeemable Convertible Preferred Stock of the Corporation voting separately as a class, by written consent given in accordance with Section 228 of the General Corporation Law of the State of Delaware, and that pursuant to Section 228(d) thereof prompt notice of the taking of the foregoing action without a meeting has been given to those stockholders who have not consented in writing.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Physician Health Corporation has caused this Certificate to be executed on its behalf by Sarah C. Garvin, its President, as of this third day of February, 1998.

                              PHYSICIAN HEALTH CORPORATION


                              By:   /s/ Sarah C. Garvin
                                 ----------------------------------------------
                                 Sarah C. Garvin
                                 President

                                      -2-